EXHIBIT 16.1

April 3, 2006
Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Atlantic American Corporation's Form 8-K dated April 3, 2006, and have the following comments:
1. We agree with the statements made in the second, third and fourth paragraphs.
2. We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.
Yours truly,

Deloitte & Touche LLP